5.1 (1) Opinion of Michael S. Krome, P.C.



                             MICHAEL S. KROME, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381



                                                                 August 24, 2003


The Board of Directors
Intelligent Sports, Inc.

Upland, CA

Gentlemen:

         You have requested my opinion as counsel for Intelligent Sports, Inc., a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated there under, of an aggregate of 12,000,000 shares (the "Shares") of the Company's common stock, no par value per share (the "Common Stock"),of which 7,600,000 are being registered by the Selling Shareholders and 4,400,000 are being registered by the Company for future sale by the Company, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

         For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the "Prospectus") and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. I have made such further legal and actual examination and investigation, as I deem necessary for purposes of rendering the following opinions.

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         In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or Photostatted copies, and the authenticity of the originals of such copies.

         I am a member of the bar of the State of New York. My opinions below are limited to the laws of the State of New York, the General Corporation Law of the State of California, including all applicable provisions of the California Constitution and reported judicial decisions interpreting these laws and the federal securities laws of the United States.

         Based on the foregoing, it is my opinion that

     1. The Company is a duly organized and validly existing corporation under the laws of the State of California, with corporate power to conduct the business it conducts as described in the Registration Statement;
     2. The Company has an authorized capitalization as set forth in the Registration Statement;
     3. The securities being sold pursuant to the Registration Statement by the Selling Shareholders in the amount of 7,600,000 shares of common stock have been validly issued and are fully paid and non-assessable shares of common stock of Intelligent Sports, Inc.; and
     4. The securities to be sold by the Company pursuant to the Registration Statement by the Selling Shareholders in the amount of 4,400,000 shares of common stock have been validly issued and are fully paid and non-assessable shares of common stock of Intelligent Sports, Inc.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption "Legal Matters" in the Prospectus.

Sincerely,


/s/ Michael S. Krome, Esq.